Exhibit 10.16

AMENDMENT NUMBER THREE TO LOAN AND SECURITY AGREEMENT

This Amendment Number Three to Loan and Security Agreement ("Amendment") is entered into as of January __, 2000, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and SILICON STORAGE TECHNOLOGY, INC., a California corporation ("Borrower"), in light of the following:

A. Borrower and Foothill have previously entered into that certain Loan and Security Agreement, dated as of September 22, 1998 as amended on December 8, 1998 and September 30, 1999 (the "Agreement").

B. Borrower and Foothill desire to further amend the Agreement as provided for and on the conditions herein.

NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Agreement as follows:

    DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

    AMENDMENTS.

      Section 1.1 of the Agreement is amended to add or amend the following definitions:

      "L/C" has the meaning set forth in Section 2.2(a).

      "L/C Guaranty" has the meaning set forth in Section 2.2(a).

      "Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

      The definition of Maximum Revolving Amount in Section 1.1 of the Agreement is amended to read as follows:

      "Maximum Revolving Amount" means the following, as applicable:

      "(a) $35,000,000 minus the amount of the outstanding balance of all undrawn or unreimbursed Letters of Credit, and minus the amount of the outstanding Capital Expenditure Loans from October 1, 1999 through the earlier to occur of (i) timely receipt by Foothill of financial statements for the period ending November 30, 1999 or the period ending December 31, 1999 reflecting, to Foothill's satisfaction, that Borrower has achieved the Minimum Cumulative EBIT for such period then ending (in either case, the "Initial EBIT Compliance Documentation"), or (ii) failure of Borrower to timely deliver financial statements for any period ending on or after December 31, 1999 evidencing that Borrower has achieved the Minimum Cumulative EBIT for such period (an "EBIT Noncompliance Event");

      (b) $50,000,000 minus the amount of the outstanding balance of all undrawn or unreimbursed Letters of Credit, and minus the amount of the outstanding Capital Expenditure Loans from January 1, 2000 through March 31, 2000 so long as Borrower has timely delivered the Initial EBIT Compliance Documentation to Foothill;

      (c) In the event that the Maximum Revolving Amount has been increased to $50,000,000 pursuant to (b) above, such amount shall be reduced to $40,000,000 minus the amount of the outstanding balance of all undrawn or unreimbursed Letters of Credit, and minus the amount of the outstanding Capital Expenditure Loans from April 1, 2000 through May 31, 2000;

      (d) $25,000,000 minus the amount of the outstanding balance of all undrawn or unreimbursed Letters of Credit, and minus the amount of the outstanding Capital Expenditure Loans at all times on or after the earlier to occur of (i) July 1, 2000, and (ii) an EBIT Noncompliance Event."

      Section 2.1(a) of the Agreement is amended to read as follows:

      "(a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount less the outstanding balance of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base less the aggregate amount of all undrawn or unreimbursed Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

      (x) the lesser of (i) 80% of the value of Eligible Accounts, less the amount, if any, of the Dilution Reserve, or (ii) an amount equal to Borrower's Collections with respect to Accounts for the immediately preceding 90 day period, minus

      (y) the aggregate amount of reserves, if any, established by Foothill under Sections 2.1(b), 6.15, and 10."

      The Agreement is amended to add Section 2.2 as follows:

      "2.2 Letters of Credit.

      (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

      (i) the sum of 100% of the aggregate amount of all undrawn and unreimbursed Letters of Credit, would exceed the Borrowing Base less the amount of outstanding Advances; or

      (ii) the aggregate amount of all undrawn or unreimbursed Letters of Credit would exceed the lower of: (x) the Maximum Revolving Amount less the amount of outstanding Advances; or (y) $10,000,000 through March 31, 2000, $8,000,000 from April 1, 2000 through May 31, 2000, $7,000,000 from June 1, 2000 through June 30, 2000 and $5,000,000 at all times on or after July 1, 2000.

      Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

      (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any Letter of Credit issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

      (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

      (d) Any and all charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

      (e) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 105% of the maximum amount of Foothill's obligations under outstanding Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

      (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

      (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

      (B) there shall be imposed on the issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

      and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto."

      Sections 2.6(a), (b), (c) and (e) of the Agreement are amended to read as follows:

      "(a) Interest Rate. Except as provided in Section 2.6(c), below, all Obligations shall bear interest on the Daily Balance as follows:

      (i) each Eurodollar Rate Loan shall bear interest at a per annum rate of 3.00 percentage points above the Adjusted Eurodollar Rate; and

      (ii) all other Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate of 0.50 percentage points above the Reference Rate.

      (b) Letter of Credit Fee. Borrower shall pay Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.00% per annum times the aggregate undrawn amount of all Letters of Credit outstanding as of the end of each day."

      (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance at a per annum rate equal to 4.50 percentage points above the Reference Rate, and (ii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 5.00% per annum times the aggregate undrawn amount of all Letters of Credit outstanding as of the end of each day."

      "(e) Payments. Letter of Credit fees and interest in respect of Reference Rate Loans payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on (i) the last day of the applicable Interest Period, and (ii) the first day of each month occurring during the term thereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Capital Expenditure Loans, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder."

      Section 2.11(b) of the Agreement is amended to read as follows:

    Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee, in an amount equal to 0.25% per annum times the difference between the average daily balance of the Advances and undrawn Letters of Credit that were outstanding during the immediately preceding month and the Maximum Revolving Amount for the period commencing October 1, 1999 through June 30, 2000. Thereafter, the unused line fee shall an amount equal to 0.25% per annum times the difference between the average Daily Balance of the Advances and undrawn Letters of Credit, there were outstanding during the immediately preceding month and $5,000,000.

      The introduction to Section 3.2 of the Agreement is amended to read as follows:

"3.2 Conditions Precedent to all Advances and Letters of Credit. The following shall be conditions precedent to all Advances and all Letters of Credit, hereunder:"

    REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Foothill that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

    NO DEFAULTS. Borrower hereby affirms to Foothill that no Event of Default has occurred and is continuing as of the date hereof.

    CONDITION PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon receipt by Foothill of an executed copy of this Amendment.

    COSTS AND EXPENSES. Borrower shall pay to Foothill all of Foothill's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

    LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

FOOTHILL CAPITAL CORPORATION,

a California corporation

By: /s/ Thomas Sigurdson

Title: Vice President

SILICON STORAGE TECHNOLOGY, INC.,

a California corporation

By: /s/ Jeffrey L. Garon

Title: VP/CFO